Exhibit 10(iii)(ii)

Substitute of the Labour Contract and other conditions for the performance of the job of President and CEO, Embraco - LAR Compressors of Mr. João Carlos Costa Brega

Whirlpool Corporation and Mr. João Carlos Costa Brega have decided and agreed to constitute this contractual agreement as substitute to the prior contract and other conditions of the performance of the job of President and CEO, Embraco - LAR Compressors.

The conditions herein established in this instrument, substitute, for all legal rights and effects, and in totality, the conditions that were agreed to on the prior labour contract.

The conditions now established are the following:

a) Job
Named Executive Vice President; President of LAR and C.E.O. of Whirlpool SA.

b) Basic Salary
Basic annual salary, as of March 1st 2012, the equivalent to R$ 1.400.000,00 (one million and four hundred thousand reals), paid in 13 monthly payments along the year.

c) Performance Excellence Plan (PEP)
The participation in the Performance Excellence Plan (PEP), in accordance to the policies in force, and that the target bonus defined is 80% (eighty percent) of the annual basic salary.

d) Strategic Excellence Plan (SEP)
The participation in the Strategic Excellence Plan (SEP), in accordance to the policies in force, and that the target bonus defined is 125% (one hundred twenty five percent) of the annual basic salary, following the other rules of Whirlpool's system.

e) Contractual Indemnity
The guarantee of a special indemnity, of the value of 12 (twelve) basic monthly salaries, in case of contract termination by Company decision or retirement.

f) Pension Fund
Participation in the "no n founders” category Pension Fund Plan, in the Defined Contribution category according to the plan rules.

g) Special Life Insurance
Payment made by the Company, of the total premium of the Special Life Insurance
Plan, with the following basic coverage:

•	Natural death: 36 (thirty six) basic monthly salaries, unlimited

•	Accidental death: 72 (seventy two) basic monthly salaries, unlimited

h) Automobile
Rented car, with all expenses paid by the Company and with à maximum value and period of use and then changed for à newer model in accordance to the policies in force.

i) Hospital and Medical Assistance
Hospital and Medical Assistance Plan with free choice of services and reimbursement of 70% of all expenses incurred (including lawful dependants foreseen by social security).

j) Dental Assistance
Dental Assistance Plan with free choice of services and reimbursement of 80% of all expenses incurred (including lawful dependants foreseen by social security).

k) Pharmaceutical Assistance
Reimbursement of 50% of expenses incurred with the acquisition of pharmaceuticals for chronic diseases (including those made for the lawful dependants foreseen by social security).

l) Products Buying
The right to buy 6 (six) products, limited to 3 (three) products (home appliance) of each line of products made by the group, by 30% (thirty percent) of the price informed in the Employee Table, with a trade in period of at least 1 (one) year , in accordance to the policy in force at Company .

m) Annual Medical Check-up

n) Driver
A driver, hired by the Company to assist the employee.

o) Products in Demonstration
The right to use, at home, a product (home appliance) of each line of products made by the group, with a trade in period of at least three years, in accordance to the policy in force at Company.

All the items above follow Whirlpool policies and rules in force for each plan.

Sao Paulo, May 1, 2012

By /s/ David A. Binkley                     By /s/ João Carlos Costa Brega
David A. Binkley                         João Carlos Costa Brega
Sr. VP Global Human Resources                 Executive VP; President of LAR